[Allianz Logo]
Allianz Life Insurance Company of North America

Home Office: Minneapolis, Minnesota
Service Center: [P.O. Box 3031, Berwyn, PA  19312]
Toll Free # [800-792-7198]
A Stock Company


THIS IS A LEGAL CONTRACT BETWEEN THE POLICY OWNER AND ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA. PLEASE READ IT CAREFULLY. WE WANT YOU TO UNDERSTAND THE COVERAGE IT PROVIDES.


BENEFITS WE WILL PAY: We will pay the benefits provided by this Policy when:

o we receive proof of the Insured's death while this Policy is in force; or
o this Policy is surrendered for its Net Cash Value; or
o this Policy matures.

Payment of any benefits and all other rights are subject to the terms of this Policy.


RIGHT TO EXAMINE POLICY

YOU MAY CANCEL THIS POLICY BY RETURNING IT WITH A WRITTEN REQUEST FOR CANCELLATION TO THE SERVICE CENTER BY THE LATER OF: (A) THE 30TH DAY AFTER THE OWNER RECEIVES IT; OR (B) THE 45TH DAY AFTER THE APPLICATION WAS SIGNED. IF THIS IS DONE, WE WILL REFUND ANY PREMIUM PAID.

THE AMOUNT OR DURATION OF DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS. CASH VALUES MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE VARIABLE ACCOUNT.

This Policy is signed for Allianz Life Insurance Company of North America by

                      /s/ Margery G Hughes /s/ Suzanne O Pepin

                        Margery G Hughes    Suzanne O Pepin
                          President          Vice President

A FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY WITH ADJUSTABLE DEATH BENEFIT. Insurance is payable at the Insured's death prior to the Maturity Date and prior to termination of coverage. Values provided by this Policy are based on declared interest rates in the Fixed Account, and on the investment experience of the Variable Account. Value in the Variable Account is not guaranteed as to dollar amount. The minimum Death Benefit will be at least equal to the Initial Specified Amount unless you make a Policy change; take a Policy Loan or Partial Surrender; or make a claim reducing the Death Benefit. The Net Cash Value is payable on the Maturity Date if the Insured is living.

To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [(800) 624-0197].

This is a non-participating Policy.


L40390


TABLE OF CONTENTS

                                                                          Page

Schedule Page...................................................i
General Definitions (Part 1)....................................3
Ownership of the Policy (Part 2)................................5
Beneficiaries (Part 3)..........................................5
Payment of Policy Benefits (Part 4).............................5
Premium Payments (Part 5).......................................7
Continuation of Insurance upon Discontinuation
of Premium Payments; Termination of Coverage (Part 6)...........8
The Accumulation Value (Part 7).................................9
Investment Options (Part 8)....................................10
The Variable Account (Part 9)..................................11
Policy Values (Part 10)........................................12
Policy Loans (Part 11).........................................13
Other Provisions (Part 12).....................................14
Settlement Options (Following Part 12).........................16
Where to Find it (Inside Back Cover)...........................24



                                  SCHEDULE PAGE

[INITIAL] SPECIFIED AMOUNT (FACE AMOUNT)                            [$50,000]

STIPULATED PREMIUM                   [$50.00]           MODE:     [Monthly]

MINIMUM ADDITIONAL PREMIUM AMOUNT    [$50.00]

TARGET PREMIUM....                   [$50.00 per month]

MAXIMUM TARGET PREMIUM               [$50.00 per month]

*ALL REFERENCES TO PLANNED PREMIUM ARE THE SAME AS REFERENCES TO THE TARGET PREMIUM.


RISK CLASSIFICATION           [Standard Non-Smoker]

POLICY DATE.......            [January 1, 2001]

RELEASE DATE......            [February 1, 2001]

POLICY NUMBER.....            [DVL123456]

ISSUE AGE.........            [35]

SEX...............            [Male]

INSURED...........            [John Doe]

[INITIAL] SPECIFIED AMOUNT    [$100,000]

DEATH BENEFIT OPTION          [A]

OWNER.............            [John Doe]

JOINT OWNER.......            [John Doe]

MATURITY DATE.....*           [January 1, 2066]

*IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE SHOWN IF PREMIUMS PAID ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE.


GUARANTEED INTEREST RATE ON FIXED ACCOUNT (SEE PART 7): 3% FOR ALL POLICY YEARS

LOAN INTEREST RATE (SEE PART 11):                 EFFECTIVE ANNUAL RATE OF [4%]

ASSUMED INVESTMENT RETURN (SEE PART 13):          [5%]



SCHEDULE PAGE,....
CONTINUED.........

MINIMUM SPECIFIED AMOUNT (SEE PART 4 AND PART 10):            [$50,000]


MINIMUM SPECIFIED AMOUNT INCREASE (SEE PART 4):               [$50,000]

LAST AGE A SPECIFIED AMOUNT INCREASE CAN BE
MADE EFFECTIVE (SEE PART  4):                                 [55]

MINIMUM TRANSFER AMOUNT (SEE PART 8):                         [$0]


MINIMUM PARTIAL SURRENDER AMOUNT (SEE PART 10):               [$0]

MAXIMUM LOAN PERCENTAGE (SEE PART 11)                         [90%.
                             WE RESERVE THE RIGHT TO INCREASE THIS PERCENTAGE]


EXPENSE CHARGES AND FEES
         .........                    CURRENT CHARGES GUARANTEED MAXIMUM CHARGES

Administrative Charge:         Years 1-5        [$14] per month   $15 per month
(assessed as part of the       Years 6 and later[$4] per month    $6 per month
 monthly deduction)

ANNUAL MORTALITY AND EXPENSE RISK CHARGE:       [0.60%]            0.60%
(ASSESSED DAILY ON THE DAILY AVERAGE NET ASSETS)

Premium Charge:               Years 1-5          [3.5%]            5%
(assessed from each           Years 6 and later  [1.75%]           5%
premium payment)

Partial Surrender Charge (See Part 10):          [$0]             $25, or
                                                                 if less, 2% of
(assessed on each Partial Surrender)                             the Partial
                                                                  Surrender

Transfer Fee*:                              [$0 for first 12 transfers in  $25
(assessed on each transfer)                 each Policy Year.  $25 for
                                            each additional transfer.]


WHEN THERE IS A SPECIFIED AMOUNT INCREASE, THE ADMINISTRATIVE CHARGE AND PREMIUM CHARGE START OVER FROM THE EFFECTIVE DATE OF THE SPECIFIED AMOUNT INCREASE TO THE SPECIFIED AMOUNT INCREASE'S FIFTH ANNIVERSARY.




*CURRENTLY, ANY TRANSFERS MADE AS A REGULARLY SCHEDULED TRANSFER ARE NOT COUNTED IN DETERMINING THE APPLICATION OF THE TRANSFER FEE


SCHEDULE PAGE,....
CONTINUED.........

SURRENDER CHARGES:

         .........END OF POLICY YEAR   SURRENDER CHARGES
         .........    [1 - 10              $1,035
         .........         11              $  828
         .........         12              $  621
         .........         13              $  414
         .........         14              $  207
         .........         15              $  0              ]

SURRENDER CHARGES ARE LEVEL IN THE FIRST [10] POLICY YEARS. FROM THE BEGINNING OF POLICY YEAR [11] TO THE END OF POLICY YEAR [15], THE SURRENDER CHARGES SHOWN DECREASE UNIFORMLY ON A MONTHLY BASIS.

WHEN A SPECIFIED AMOUNT INCREASE IS APPROVED, AN ADDITIONAL SCHEDULE OF SURRENDER CHARGES WILL APPLY FOR [15] YEARS FROM THE EFFECTIVE DATE OF THE SPECIFIED AMOUNT INCREASE. THE ADDITIONAL CHARGE SCHEDULE WILL BE PROVIDED IN A REVISED SCHEDULE PAGE.





MORTALITY TABLE BASIS (SEE PART 12):[1980 Commissioner's Standard Ordinary Smoker and Nonsmoker, Male and Female, Mortality Tables (age last birthday) ]

TABLE MULTIPLIER (SEE TABLE OF GUARANTEED MAXIMUM STANDARD MONTHLY COST OF INSURANCE RATES): [ 1]

[FLAT EXTRAS (SEE TABLE OF GUARANTEED MAXIMUM STANDARD MONTHLY COST OF INSURANCE RATES): $0 for x years]




SETTLEMENT PROCEEDS (SEE PART 13):

UPON INSURED'S DEATH, SETTLEMENT PROCEEDS ARE:

[110%of the Death Benefit proceeds for Annuity Options 1- 5.
110% of the Death Benefit proceeds for Annuity Option 6 if the period certain is at least 10 years.] [Otherwise, 100%] of the Death Benefit proceeds.

UPON SURRENDER OR MATURITY, SETTLEMENT PROCEEDS ARE:

[100%] of the Net Cash Value [UPON ELECTION OF THE PREFERRED SETTLEMENT VALUE OPTION, SETTLEMENT PROCEEDS ARE:

100% of the Preferred Settlement Value]


SCHEDULE PAGE,
CONTINUED

ALLOCATION SCHEDULE ON THE POLICY DATE

INVESTMENT OPTIONS
         .........
         VARIABLE ACCOUNT                              ALLOCATIONS

1.       [Growth & Income Fund                             20%
2.       Real Estate Securities Fund                       20%
3.       Rising Dividends Fund                             20%
4.       Templeton International Equity Fund               20%
5.       Small Cap Fund                                    20%]






         FIXED ACCOUNT                                    [0%]

INVESTMENT OPTION WHERE ALL NET PREMIUMS ARE ALLOCATED
PRIOR TO THE REALLOCATION DATE:                    [USALLIANZ VIP MONEY MARKET]


MINIMUM INCREASES IN DEATH BENEFIT CAUSED BY A PREMIUM PAYMENT THAT WILL ALLOW US TO REQUIRE UNDERWRITING OR LIMIT THE PREMIUM (SEE PART 5):

THE LESSER OF
(A)      [$25,000]; OR
(B)  [TWO] TIMES THE DEATH BENEFIT PRIOR TO THE PAYMENT OF THE PREMIUM.


SCHEDULE PAGE,
CONTINUED




   ADDITIONAL BENEFIT RIDERS AND       RIDER DATE              RIDER COST CHARGES
            ENDORSEMENTS            (EFFECTIVE DATE)
                                    ------------------ -----------------------------------

      [Accelerated Benefit Rider    January 1, 2001    Annual charge of  $2.63  per
                                                       $1,000 of the Current Specified
                                                       Amount less Policy Loans]

      [No Lapse Guarantee Rider     January 1, 2001    Monthly charge of $0.01 per
      Rider Expiry Date:                                                  $1,000 of the Current Specified
                    January 1,2031                                        Amount]


      [Unemployment Benefit
      Endorsement]


    [Preferred Settlement Value
        Option Endorsement ]

  [Non-Modified Endowment Contract
            Endorsement]



PART 1. GENERAL DEFINITIONS


ACCUMULATION VALUE: The sum of any amounts in the Fixed Account and in the Variable Account.

AGE: The Insured's age at last birthday determined as of the beginning of each Policy Year. Also, where applicable, Age is the Insured's age last birthday determined as of the beginning of the effective date of a Specified Amount increase and the anniversaries of such effective date.

BENEFICIARY, CONTINGENT BENEFICIARY: The person or persons who will receive any Death Benefit proceeds. The Primary Beneficiary and Contingent Beneficiary, if any, are named in the application, unless changed later. The Contingent Beneficiary, if any, will become the Primary Beneficiary should the Primary Beneficiary die

CASH VALUE: The Accumulation Value minus the Surrender Charge. Surrender Charges are described on the Schedule Page.

COMPANY: Allianz Life Insurance Company of North America. The Company is referred to in this Policy as we, our, or us.

CURRENT SPECIFIED AMOUNT: The Initial Specified Amount plus Specified Amount increases minus Specified Amount decreases.

FIXED ACCOUNT: Part of Allianz Life's general account which consists of Allianz Life's assets other than those allocated to the Variable Account or any other separate account.

GROSS PARTIAL SURRENDER AMOUNT: The Partial Surrender plus any applicable Partial Surrender Charge.

INCOME DATE: The date on which Annuity Payments are to begin if an annuity option is chosen.

INITIAL SPECIFIED AMOUNT: The initial amount of coverage on the Policy Date and shown on the Schedule Page.

INSURED: The person whose life is covered by this Policy. The Insured is named on the Schedule Page.

INVESTMENT OPTIONS: The Fixed Account and the Variable Options under the Variable Account.

MATURITY DATE: The last date to which premiums can be paid and coverage continued under this Policy.

MONTHLY DEDUCTION: A monthly charge we deduct from the Accumulation Value.

NET CASH VALUE: The Cash Value minus any Policy Loan.

NET PREMIUM: Premiums minus the premium charge shown on the Schedule Page.

OWNER: The person having all rights under this Policy, except where rights cannot be changed for Irrevocable Beneficiary. The Owner as of the Policy Date is named on the Schedule Page. The Owner is referred to in this Policy as you and your.

PAYEE: The Beneficiary for Death Benefit settlements or you for all other settlements.

POLICY DATE: The Policy Date is shown on the Schedule Page. It is used to determine the Monthly Anniversary Date, Policy Anniversary, and Policy Years.

POLICY LOAN: Total outstanding loans made on the Policy, including interest paid in advance for the current Policy Year.

POLICY MONTH: The first Policy Month starts on the Policy Date. Future Policy Months start on the same day in each subsequent month, known as a Monthly Anniversary Date. If the Monthly Anniversary Date falls on a date other than a Valuation Date, the Monthly Anniversary Date will be on the next Valuation Date.

POLICY YEAR, POLICY ANNIVERSARY - The first Policy Year starts on the Policy Date. Future Policy Years start on the same day and month in each subsequent year, known as a Policy Anniversary.

REALLOCATION DATE: The date 30 days after the Release Date indicated on the Schedule Page.

SURRENDER CHARGE: A charge assessed if the Owner wholly surrenders the Policy within the period indicated on the Schedule Page.

UNLOANED ACCUMULATION VALUE: The Accumulation Value minus the Policy Loan.

VARIABLE OPTIONS: The Investment Options in the Variable Account available to you in this Policy.

VALUATION DATE: Each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD: The period commencing at the close of business of the New York Stock Exchange on each Valuation Date and ending at the close of business for the next succeeding Valuation Date. A business day is also a Valuation Period.



PART 2.  OWNERSHIP OF THE POLICY


You, the Owner, are named on the Schedule Page as of the Policy Date. You may be the Insured or someone other than the Insured. If another person becomes the Owner after the Policy Date, we will have a record of such change at the Service Center.

During the Insured's life, you may exercise any rights and receive all benefits described in this Policy subject to the rights of the Irrevocable Beneficiary.

Joint owners can own the Policy. Authorization of all joint owners is required for all Policy changes except for transfers and premium allocations.

TRANSFER OF OWNERSHIP. You may transfer ownership of this Policy. We will not be responsible for any payment we make or other action we take before a copy of the written transfer is received at the Service Center. We are not responsible for the validity of the transfer. We may require the Policy to record the transfer.

The new Owner acquires ownership rights and takes the Policy subject to all Policy Loans. Policy Loans are discussed in Part 11.

USE OF THE POLICY AS SECURITY. This Policy may be used as collateral security for a loan or other obligation. This is not a transfer of ownership. The person (bank or other lender) to whom the Policy is given as security does not become the Owner. We will not be responsible for any payment we make or other action we take before a copy of the security agreement is received at the Service Center. We are not responsible for the validity of the security agreement.

PART 3.  BENEFICIARIES


We will pay any Death Benefit proceeds to the Primary Beneficiary (ies). You may name Contingent Beneficiaries to receive the proceeds if the Primary Beneficiary dies before the Insured.

The Beneficiary (ies) designation in effect on the Policy Date will remain in effect until changed. The Beneficiary (ies) is entitled to receive the benefits to be paid at the time of the Insured's death.

Unless you provide otherwise, the Death Benefit will be paid in equal shares to the survivor(s) as follows:

1. To the primary Beneficiary (ies) who survive the Insured; or if there are none

2. To the contingent Beneficiary (ies) who survive the Insured; or if there are none

3. To you or your estate.

CHANGE OF BENEFICIARIES. You may name one or more Beneficiaries. You may change the Beneficiary at any time during the Insured's life. To change a Beneficiary, we must receive a written request at the Service Center. We may require the Policy to record the change. We will make the request effective when signed, subject to any action we take before receiving it.

IRREVOCABLE BENEFICIARIES. You may name one or more Irrevocable Beneficiaries. An Irrevocable Beneficiary is one whose rights cannot be reduced or destroyed without his or her consent.

PROCEEDS TO MINORS. If a Beneficiary is a minor, we will make payment to the court-appointed guardian of the minor's estate. We may require proof of age of any Beneficiary.

PROTECTING THE PROCEEDS FROM THE CLAIMS OF CREDITORS. Proceeds payable to a Beneficiary will be free from the claims of creditors, to the extent allowed by law.

PART 4. PAYMENT OF POLICY BENEFITS

We will pay the benefits under this Policy if it is still in force upon the earliest of:

o        Proof of death of the Insured; or
o The date you surrender the Policy for its Net Cash Value; or o The Maturity Date shown on the Schedule Page.

This Policy will terminate once the benefits become payable.

The MATURITY DATE is the last date to which premiums can be paid and coverage continued under this Policy. If the Insured is alive on the Maturity Date and this Policy is still in force, we will pay a Maturity Benefit. If the Insured dies before the Maturity Date while this Policy is in force, we will pay a Death Benefit. Coverage will not continue to the Maturity Date if premiums paid, interest credited, and/or the investment returns in the chosen Variable Options are not sufficient to keep the Policy in force until the Maturity Date.

The proceeds may be taken in a lump sum or applied under one of our settlement options. Our settlement options are described in the section following Part 12. If the proceeds are applied under a settlement option, we will issue a new contract (payment contract). The effective date of the payment contract is the date benefits become payable under this Policy.

DEATH BENEFIT. The Death Benefit prior to the Insured's Age 100 depends on the Death Benefit Option in effect as described below. After the Insured's Age 100, the Death Benefit is the Accumulation Value.

The amount of the Death Benefit depends on the Current Specified Amount, the Accumulation Value on the date of the Insured's death and the Death Benefit Option in effect at that time.

The Current Specified Amount is the sum of all of the Specified Amount portions. The Initial Specified Amount and each Specified Amount increase still in effect are Specified Amount portions. The Initial Specified Amount and the Death Benefit Option on the Policy Date are shown on the Schedule Page.

DEATH BENEFIT OPTIONS.

OPTION A. The amount of the Death Benefit under Option A is the greater of:

o The Current Specified Amount at the beginning of the Policy Month when the death occurs; or

o The Accumulation Value on the date of death, multiplied by the applicable factor from the Table of Death Benefit Factors.


OPTION B.  The amount of the Death Benefit under Option B is the greater of:

o The Current Specified Amount at the beginning of the Policy Month when the death occurs, plus the Accumulation Value on the date of death; or

o The Accumulation Value on the date of death, multiplied by the applicable factor from the Table of Death Benefit Factors.

CHANGE IN DEATH BENEFIT OPTION. You may request in writing a change of the Death Benefit Option after this Policy has been in force for at least one year. Any change in Death Benefit Option will take effect on the Monthly Anniversary Date on or following the date we approve the request for the change.

A change in Death Benefit Option A to Option B will decrease the Current Specified Amount by the Accumulation Value.

A change in Death Benefit Option B to Option A will not affect the Current Specified Amount.

CHANGE IN CURRENT SPECIFIED AMOUNT. You may change the Current Specified Amount of this Policy on any Monthly Anniversary Date after the Policy has been in force at least one year, subject to the following requirements.

SPECIFIED AMOUNT INCREASE.  To increase the Current Specified Amount, you must:

o Submit an application for the increase;

o Submit proof satisfactory to us that the Insured is an insurable risk; and

o Pay any additional premium required so that the Net Cash Value is sufficient to cover three Monthly Deductions.

We show the last Age a Specified Amount increase can be made on the Schedule Page. Each Specified Amount increase must be at least as large as the minimum Specified Amount increase shown on the Schedule Page. A Specified Amount increase will take effect on the Monthly Anniversary Date on or following the day we approve the application for the increase.

The risk classification that applies for any Specified Amount increase may be different from the risk classification that applies for the Initial Specified Amount.

SPECIFIED AMOUNT DECREASE. To decrease the Current Specified Amount, you must make the request in writing. You can request a decrease in the Current Specified Amount

o Twelve months after the Policy Date; or if later,

o Twelve months after the effective date of any Specified Amount increase.

A Specified Amount decrease reduces any previous Specified Amount increases that are then in effect starting with the most recent increase. If any portion of the decrease is left after all Specified Amount increases have been reduced; it reduces the Initial Specified Amount. We will not permit you to reduce the Current Specified Amount to an amount less than the minimum Specified Amount shown on the Schedule Page.

CHANGE OF RISK CLASSIFICATION. After the later of the first Policy Anniversary or one year after the effective date of the last Specified Amount increase, you can request a change to a better risk classification. The change will be effective on the Monthly Anniversary Date on or following the date we approve the change.

LIMITATION ON CHANGES. We reserve the right to decline to make any change that would cause this Policy to fail to qualify as life insurance under applicable tax law. We base this determination on our interpretation of tax law.

DEATH BENEFIT PROCEEDS: We will pay any Death Benefit proceeds to the Beneficiary as described in Part 3. The proceeds may be taken in a lump sum or applied under one of our settlement options.

The Death Benefit proceeds payable is the Death Benefit then in effect:

o Plus any additional amounts provided by rider on the life of the Insured; o Plus any Policy loan interest that we have collected but not earned; o Minus any Policy Loan; o Minus any unpaid Monthly Deductions.

We will require due proof of death and settlement election and any required governmental forms before any Death Benefit is paid. Due proof of death will be:

1. A certified death certificate; or

2. A certified decree of a court of competent jurisdiction as to the finding of death; or

3. Any other proof satisfactory to us.

We pay all Death Benefits according to the applicable laws and regulations governing Death Benefit payments.

SURRENDER BENEFIT. In Part 10, we describe the benefit if you surrender this Policy for its Net Cash Value. We will refund any Policy loan interest that we have collected but not earned. If this Policy is surrendered, you can receive the proceeds in a lump sum or apply them under one of our settlement options. We must receive written notice if the proceeds are to be applied under one of our settlement options.

MATURITY BENEFIT. The amount of the benefit if this Policy is in force on the Maturity Date is the Net Cash Value (Part 10). We will pay you any Maturity Benefit proceeds at the Maturity Date. We will refund any Policy loan interest that we have collected but not earned. You can receive the proceeds in a lump sum or apply them under one of our settlement options. We must receive written notice if the proceeds are to be applied under one or our settlement options.


PART 5. PREMIUM PAYMENTS

STIPULATED PREMIUMS. Stipulated premiums may be annual, semi-annual, quarterly or monthly payments. The stipulated premium and the payment interval mode on the Policy Date are shown on the Schedule Page. You may change the amount and frequency of premiums. We have the right to limit the amount of any increase.

UNSCHEDULED PREMIUMS. Additional unscheduled premium payments can be made at any time while this Policy is in force. We have the right to limit the number and amount of such premium payments.

LIMITATION ON PREMIUM PAYMENTS. We will accept premium payments that are at least equal to the minimum additional premium amount shown on the Schedule Page. We may decline premiums in order to preserve the favorable tax status of this Policy.

Therefore:

o    We may limit the amount of premiums paid; and

o We may return any premiums that exceed the limits under the tax laws of the United States and the state where this Policy is delivered.

We may also limit a premium payment or request underwriting approval if a premium payment causes an in increase in Death Benefit as indicated on the Schedule Page.

PART 6. CONTINUATION OF INSURANCE UPON DISCONTINUATION OF PREMIUM PAYMENTS; TERMINATION OF COVERAGE


The Policy will continue as long as the Net Cash Value on the Monthly Anniversary Date is large enough to cover the Monthly Deduction for that month.

TERMINATION.  This Policy will terminate on the earliest of the following dates:

o The date you surrender the Policy for its Net Cash Value; or
o The date the Policy terminates because the current Policy Loan exceeds the limit on the Policy Loan; or o The date of the Insured's death; or o The Maturity Date; or o The end of a 61 day grace period; or o The date the Current Specified Amount is zero.

GRACE PERIOD. A grace period is 61 days after the Monthly Anniversary Date when the Net Cash Value is not large enough to cover the Monthly Deduction on that date.

We will send you a written notice at least 31 days before grace period ends. This notice will show how much must be paid to keep the Policy from terminating. We will send the notices to the last address you have given us. Your Policy will terminate without value at the end of a grace period unless we receive the premium payment indicated on the notice during the grace period.

If the Insured dies during a grace period, we will deduct the charges that would have been required to keep your Policy from terminating from the amount we would otherwise pay out.

HOW TO REINSTATE THIS POLICY. This Policy may be reinstated (coverage restored) any time within five years after it has terminated at the end of a grace period. To reinstate this Policy, you must:

o    Submit an application for reinstatement;
o Submit proof satisfactory to us that the Insured is still insurable at the risk classification that applies for the latest Specified Amount portion then in effect;
o Pay or agree to reinstate any Policy Loan with loan interest accrued to the end of the grace period. There is no interest charged from the end of the grace period to the reinstatement date; and
o    Pay the premium required to reinstate the Policy.

The premium required to reinstate the Policy equals:

o The amounts that would have been required for this Policy to continue in force without entering a grace period for each month during the grace period at the end of which it terminated; plus
o Three Monthly Deductions; plus o Any related premium charges.

The reinstatement date will be the Monthly Anniversary Date on or following the day we approve the application for reinstatement. The Accumulation Value on the reinstatement date will be equal to the Accumulation Value on the Monthly Anniversary Date when the grace period ended, plus Net Premiums paid at reinstatement. The Surrender Charge on the reinstatement date is equal to the Surrender Charge on the Monthly Anniversary Date when the grace period ended.

This Policy may not be reinstated after:

o It has been surrendered for its Net Cash Value; or o The Insured's death; or o The Maturity Date.


PART 7.  THE ACCUMULATION VALUE


On the Policy Date, the Accumulation Value equals:

o        The first Net Premium paid; minus

o        The Monthly Deduction for the first Policy Month.

After the Policy Date, the Accumulation Value equals the sum of the amounts in the Investment Options.

The Accumulation Value in the Variable Account is the sum of the Accumulation Values in each of the Variable Options chosen. The Accumulation Value in each Variable Option is equal to the Accumulation Unit value for that Variable Option multiplied by the Accumulation Units in that Variable Option.

The Accumulation Value in the Fixed Account on any specified date is equal to
(a) plus (b) plus (c) minus (d) minus (e) where:

(a) Is the Accumulation Value in the Fixed Account on the last Monthly Anniversary Date, plus interest from the Monthly Anniversary Date to the specified date;

(b) Is any Net Premiums credited to and any transfers made to the Fixed Account since the last Monthly Anniversary Date, plus interest from the date of the Net Premiums or transfer to the specified date;

(c) Is any Policy loan amounts transferred from the Variable Account since the last Monthly Anniversary Date, plus interest from the date of the loan to the specified date;

(d) Is any transfers from the Fixed Account to the Variable Account since the last Monthly Anniversary Date, plus interest from the date of the transfer to the specified date;

(e) Is the Gross Partial Surrender Amounts from the Fixed Account since the last Monthly Anniversary Date, plus interest from the date of the surrender to the specified date.

If the specified date is a Monthly Anniversary Date, the Accumulation Value is reduced by the Monthly Deduction deducted from the Fixed Account.

The guaranteed interest rate applied in the calculation of the Accumulation Value in the Fixed Account is specified in the Schedule Page. Interest in excess of the guaranteed rate may be applied to the Unloaned Accumulation Value in the Fixed Account.


MONTHLY DEDUCTIONS. At the beginning of each Policy Month, we make a deduction from the Accumulation Value.

The Monthly Deduction for a Policy Month equals the sum of:

o The monthly expense charges shown on the Schedule Page and any Schedule Page supplements;
o The charge for any additional benefit riders for the month; and
o The insurance risk charge for that month.

The Monthly Deduction will be deducted based on the proportions that the unloaned values in the Fixed Account and in the Variable Options bear to the Unloaned Accumulation Value.

CHARGES FOR ADDITIONAL BENEFIT RIDERS. The amount of the monthly charge for any additional benefit riders is calculated as described in the riders and shown on the Schedule Page.

INSURANCE RISK CHARGES. The insurance risk charge for each Policy Month equals the insurance risk charges for that month for each Specified Amount portion then in effect. To determine the insurance risk charge for a Specified Amount portion for a Policy Month, we multiply:

o The Insurance Risk Amount for the Specified Amount portion for that month; by

o The cost of insurance rate that applies to the Specified Amount portion for that month.

The Insurance Risk Amount for a Specified Amount portion for a Policy month equals:

o The Death Benefit associated with that Specified Amount portion divided by 1.002466; minus
o The Accumulation Value at the beginning of the Policy Month, before the Monthly Deduction for the month is subtracted.

In determining the Insurance Risk Amount, we will first assume that the Accumulation Value is part of the Initial Specified Amount. If the Accumulation Value is greater than the Initial Specified Amount, we will assume the Accumulation Value is part of each Specified Amount increase in order, starting with the first increase.

The cost of insurance rate for a Specified Amount portion is based on the risk classification of the Insured that applied to that portion of the Specified Amount.

The cost of insurance rate for a Policy Month will be on a uniform basis for all Specified Amount portions that:

o Are in the same Specified Amount band, sex, and risk classification; o Take effect when the Insureds are the same Age; and o Have been in force the same lengths of time.

We may change our cost of insurance rates from time to time based on our future expectations of investment earnings, mortality, persistency, expenses and taxes. Any change we make will apply to all Specified Amount portions in the same risk classification.

The cost of insurance rates for standard risk classifications or better will not be greater than the rates shown in the Table of Guaranteed Maximum Standard Monthly Cost of Insurance Rates. At Age 100 and later, the insurance risk charges are zero.

OTHER DEDUCTIONS
The following other deductions from the Accumulation Value are made as they occur:

o The amount deducted for a Partial Surrender Charge as described under Partial Surrenders in Part 10; and o The amount deducted for certain transfers as described under Transfers in Part 8.


PART 8. INVESTMENT OPTIONS


ALLOCATIONS. This Policy provides Investment Options. The Accumulation Value is allocated to the Variable Options and to the unloaned portion of the Fixed Account at your direction. The Initial Premium allocation percentages are indicated in the application for this Policy, a copy of which is attached. These percentages will also apply to subsequent premium allocations until you change them.

Allocation percentages must be in whole numbers. The sum of the premium allocation percentages must equal 100.

Net Premiums received prior to the Reallocation Date will be allocated to the Investment Option indicated on the Schedule Page.

On the Reallocation Date, the amount in the indicated Investment Option will be allocated to the Investment Options according to the allocation percentages you selected for your Policy.

TRANSFERS: You may transfer all or a part of amounts in an unloaned Investment Option to other Investment Options. We reserve the right to charge for transfers as indicated on the Schedule Page. All transfers are subject to the following:

1. We deduct any transfer fee from the Investment Option from which the transfer is made. If the entire amount in the Investment Option is transferred, then we will deduct the transfer fee from the amount transferred. If there are multiple Investment Options from which the transfer is being made, we treat the transaction as a single transfer. We will deduct any transfer fee proportionately from these Investment Options. If the remaining amount in an Investment Option is insufficient to cover the transfer fee allocated to it, we will deduct the excess proportionately from the other Investment Options from which the transfer is made.

2.       We will not allow you to make transfers before the Reallocation Date.

3.       The minimum transfer amount is shown on the Schedule Page.

4.       Any transfer direction must clearly specify:

         a.       The amount to be transferred; and

b.       The Investment Options affected.

5. We reserve the right to modify your transfer rights. We will do so if, in our sole opinion, the exercise of the rights by one or more Owners would be to the disadvantage of other Owners. Possible changes could include, but are not limited to:

a.       The requirement of a minimum time period between each transfer;

b. Not accepting a transfer request from an agent acting under a power of attorney on behalf of more than one Owner; or

c. Limiting the dollar amount that may be transferred between the Investment Options by an Owner at any one time;

We reserve the right at any time and without prior notice to any party to modify the transfer provisions described above. However, if we do modify these provisions, we guarantee that they will not be any more restrictive than described above.

If you elect to use this transfer privilege, we will not be liable for transfers made in accordance with your instructions. We determine all amounts and Accumulation Units as of the end of the Valuation Period during which the request for transfer is received at the Service Center.


PART 9. THE VARIABLE ACCOUNT


THE VARIABLE ACCOUNT: The Variable Account consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts. We credit gains to or charge losses against the Variable Account without regard to the performance of other investment accounts. The assets of the Variable Account, equal to reserves and other liabilities of your Policy and those of other Owners, will not be charged with liabilities arising out of any other business we may conduct.

The Variable Account assets are divided into Variable Options. We may add additional Variable Options after your Policy is issued. We may permit you to transfer your Accumulation Value or allocate your payments to the additional Variable Options. However, we may impose terms and conditions that may limit your right to make such transfers or allocations.

Shares of any Variable Option may become unavailable for investment in the Variable Account. Our Board of Directors may deem further investment in the shares inappropriate. If so, we may limit purchase of those shares, or substitute shares.

VALUATION OF ASSETS: We value assets of the underlying fund of each Variable Option at their Net Asset Value on each Valuation Date.

ACCUMULATION UNITS: We use Accumulation Units to account for all amounts allocated to or withdrawn from the Variable. We determine the number of Accumulation Units of a Variable Option purchased or canceled by dividing:

o  The amount allocated to (or the amount withdrawn from) the Variable Option;by

o The dollar value of one Accumulation Unit of the Variable Option at the end of the Valuation Period during which the transaction is processed at the Service Center.

ACCUMULATION UNIT VALUE: The Accumulation Unit value for each Variable Option was initially arbitrarily set. We calculate subsequent Accumulation Unit values for each Variable Option as:

o The Accumulation Unit value for the immediately preceding Valuation Period; multiplied by o The net investment factor for the Variable Option for the current period.

The Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

NET INVESTMENT FACTOR: The net investment factor for each Variable Option is equal to A divided by B, the result multiplied by (1 - C) where:

         A is (i) The Net Asset Value per share of the underlying fund held by the Variable Option at the end of the current Valuation Period; plus

                  (ii) Any dividend or capital gains per share declared on behalf of such underlying fund held by the Variable Option that has an ex-dividend date within the current Valuation Period.

         B is The Net Asset Value per share of the underlying fund held by the Variable Option for the immediately preceding Valuation Period.

         C is (i) The Valuation Period equivalent of the mortality and expense risk charge shown on the Schedule Page; plus

                  (ii) A charge factor, if any, for any taxes or any tax reserve we have established as a result of the operation or maintenance of the Variable Option.

PART 10. POLICY VALUES


The Cash Value equals:

o        The Accumulation Value; minus
o        The Surrender Charge.

The Surrender Charges are shown on the Schedule Page and any Schedule Page supplements.

When this Policy terminates, the Accumulation Value may be less than the Surrender Charge. If so, you will not have to pay the difference to us. If this Policy is reinstated, we will reinstate the Surrender Charge as described in
Part 6.

The Net Cash Value equals:

o        The Cash Value; minus
o        The Policy Loan (Part 11).

During the Insured's life, you may:

o Take loans based on the Net Cash Value; and o Make Partial Surrenders; and
o Surrender this Policy for its Net Cash Value.

PARTIAL SURRENDERS: You may make a Partial Surrender from the Net Cash Value at any time during the Insured's life and before the Policy has terminated. The minimum Partial Surrender amount is shown on the Schedule Page. The Gross Partial Surrender Amount may not exceed the Net Cash Value.

We may charge a Partial Surrender Charge when a Partial Surrender is made. The charge is shown on the Schedule Page.

When a Partial Surrender is made, we will deduct the Gross Partial Surrender Amount from the Accumulation Value.

You may tell us how much of each Gross Partial Surrender Amount is to be deducted from the unloaned value in the Fixed Account and in the Variable Options. If you do not tell us, or we cannot make the surrender on the basis of your directions, we will make the surrender based on the proportions that the unloaned value of the Fixed Account and the Variable Options bear to the current Unloaned Accumulation Value.

We may limit the number of Partial Surrenders in a Policy Year. We will allow at least one Partial Surrender every Policy Year.

EFFECT OF PARTIAL SURRENDERS ON THE CURRENT SPECIFIED AMOUNT: If Death Benefit Option A is in effect, we will reduce the Current Specified Amount when a Partial Surrender is made. We will reduce the Current Specified Amount by the amount of the Gross Partial Surrender Amount minus the excess, if any, of:

o The Death Benefit at the time the Partial Surrender is made; over o The Current Specified Amount at the time the Partial Surrender is made.

If the Gross Partial Surrender Amount is less than or equal to the excess described above, the Current Specified Amount will not be reduced.

Any reduction in the Current Specified Amount will reduce any Specified Amount increases then in effect starting with the most recent increase. If any of the reduction is left after all Specified Amount increases have been reduced, it will be used to reduce the Initial Specified Amount.

LIMITATIONS ON PARTIAL SURRENDERS: We will not permit a Partial Surrender that would reduce the Current Specified Amount below the minimum Specified Amount shown on the Schedule Page. In order to preserve a favorable tax status of this Policy, we will increase the amount of the Partial Surrender.

SURRENDERING THE POLICY FOR ITS NET CASH VALUE. You may surrender this Policy and receive the Net Cash Value anytime during the Insured's life and before the Policy has terminated.

The surrender will take effect on the later of:

o The date we receive your written request for the Net Cash Value; or o The date you request the surrender to take effect.

We terminate this Policy and all coverage under it at 12:01 a.m. Central Time on the date after the surrender takes effect.

PART 11. POLICY LOANS

We will loan money to you at the effective annual interest rate specified on the Schedule Page. Interest is payable in advance (for the rest of the Policy Year) at the time a Policy Loan is made and at the beginning of each Policy Year thereafter (for that entire Policy Year). We will deduct this interest charge in addition to the requested loan amount. That total is the Policy Loan. Your request for a loan must be made in writing.

The Policy Loan will be allocated to the Fixed Account. Unless you specify differently, the Policy Loan will come proportionately from the unloaned value in the Fixed Account and the Variable Options. We will transfer assets equal to the portion of the Policy Loan coming from the Variable Options to the Fixed Account.

SECURITY.  This Policy will be the only security for the loan.

RESTRICTIONS ON MAKING LOANS. Loans will not be available during a grace period or after the Insured dies.

REPAYING POLICY LOAN. You can repay the Policy Loan, or any part, at any time while this Policy is effect.

When repayments are made, we transfer assets from the Fixed Account to the Investment Options based on the premium allocation schedule then in effect. You may instead request a different allocation.

Because we charge interest in advance, we will refund any interest that we have not earned to you upon Termination of the Policy or on repayment of all or part of the Policy Loan.

If you wish to make a loan repayment, you must tell us that the payment you send is for that purpose. Unless you clearly specify your payment as a loan repayment, we will assume it is a premium payment.

LIMIT ON POLICY LOAN. Policy Loan must not exceed the maximum loan percentage of the Cash Value. This maximum percentage is indicated on the Schedule Page.

If the Policy Loan, adjusted for any unearned loan interest, equals or exceeds the limit, we can terminate the Policy. The Policy will terminate 61 days after we have mailed written notice to you and to anyone who is relying on the Policy as collateral security as shown on our records. Within this 61-day period, you can make premium payments or loan repayments sufficient to make the Policy Loan less than the maximum loan. If you do so, your Policy will not terminate. Notice will be sent to the last known addresses we have on file.

PART 12. OTHER PROVISIONS

This part contains important general provisions.

THE CONTRACT. The Policy, the application and any attached riders and endorsements, constitute the complete agreement between you and us. We have issued the Policy in exchange for the information provided in the application and the payment of premiums.

Any change in the terms of our Policy must be made in writing. Only our President or Secretary is authorized to change or waive the terms of the Policy.

LIMITATIONS ON CONTESTING THE POLICY. We consider statements made in the application by the applicant to be representations and not warranties. We may contest any Specified Amount portion of this Policy if we rely on a material misrepresentation in the application for issue or reinstatement of that Specified Amount portion. We attach a copy of the application to the Policy when issued. We will mail a copy of the application or reinstatement application to your last known address when we reinstate the Policy or when we make a Specified Amount increase effective.

We may not contest any Specified Amount portion after it has been in effect during the Insured's lifetime for two years from its effective date or from the effective date of reinstatement. Afterwards, we can only contest for not paying premiums.

MISSTATEMENT OF AGE OR SEX. If the Insured's Age or sex is misstated in the application, we will adjust the benefits for this Policy and any additional benefit riders. The adjusted Death Benefit will be the Accumulation Value plus the Insurance Risk Amount that the last Monthly Deduction would have provided for the Insured's correct Age and sex. The adjusted benefits for any additional benefit rider will be those for which the last Monthly Deduction would have provided for the Insured's correct Age and sex.

MISSTATEMENT OF SMOKING: If the answers in the application concerning smoking by the Insured are not correct, we will adjust the benefits for this Policy and any additional benefit riders. The adjusted Death Benefit will be the Accumulation Value plus the Insurance Risk Amount that the last Monthly Deduction would have provided if the correct answers had been given. The adjusted benefits for any additional benefit rider will be the amount the last Monthly Deduction would have provided if the correct answers had been given.

SUICIDE: If the Insured commits suicide, while sane or insane, within two years (one year in Colorado and North Dakota) from the Policy Date, the amount of the Death Benefit will be equal to the current premiums paid, less Gross Partial Surrender Amounts and any Policy Loan. If the Insured commits suicide, while sane or insane, within two years (one year in Colorado and North Dakota) from the effective date of a Specified Amount increase, the amount of the Death Benefit will not include the Specified Amount increase. It will include a return of the monthly insurance risk charges for the increase and any additional expense charges we have deducted for the increase.

BASIS USED FOR CALCULATIONS. We base the guaranteed maximum standard monthly costs of insurance rates on the Mortality Table Basis shown on your Schedule Page.

Minimum Cash Values are calculated according to the standard non-forfeiture law. The calculations are based on the Mortality Table Basis and the guaranteed interest rate shown on the Schedule Page. All Policy values meet the standard non-forfeiture law requirements.

We have filed a detailed statement of our computation method for all values and reserves with the insurance department of the state where this Policy is delivered. All values and reserves are equal to or greater than those required by the laws of such state.

SUSPENSION OR DEFERRAL OF PAYMENTS. We will make any payments or loans under this Policy within 7 business days of a request received in good order. We reserve the right to postpone any type of payment from the Variable Account for any period when:

1. The New York Stock Exchange is closed for other than customary weekend and holiday closings;

2. Trading on the Exchange is restricted;

3. An emergency exists as a result of which it is not reasonably practicable to dispose of securities held in the Variable Account or determine their value; or

4. The Securities and Exchange Commission so permits delay for the protection of security holders.

The applicable rules of the Securities and Exchange Commission will govern as to whether the condition in (2) or (3) exist.

We reserve the right to delay any of the payments we make from the Fixed Account, including Policy Loans, for up to six months from the date we receive the required documents. We will pay interest at the rate required by the state where this Policy is issued. We will not delay any loan made to pay premiums due us on any Policy.

ANNUAL REPORT: For each Policy Year, we will send you a report for this Policy that shows:

o        The current Death Benefit;
o        The value in the Fixed Account;
o The number of Accumulation Units, the Accumulation Unit value and the current value in each of the Variable Options;
o        The Cash Value;
o        Any outstanding Policy Loan;
o        The premiums paid; and
o        Policy transactions for the year.

For the Variable Options, the report will show:

o The dollar amount of each transaction;
o The number of Accumulation Units involved in the transaction; and
o The Accumulation Unit value on the date of the transaction.

We will show other information required by the regulatory jurisdiction in which this Policy is delivered.

AMENDMENT.We reserve the right to amend the Policy in order to include any future changes relating to the following:

o Any Securities and Exchange Commission rulings and regulations.
o The Policy's qualification for treatment as a life insurance Policy under the following:
- The Internal Revenue Code as amended;
- Internal Revenue Service Rulings and Regulations;
- Any requirements imposed by the Internal Revenue Service.


T40001
PART 13. THE SETTLEMENT OPTIONS


You, or the Beneficiary, as the Payee, may apply the proceeds to any one of the options below.

The Settlement Proceeds are shown on the Schedule Page. The Payee may apply the Settlement Proceeds to provide a fixed annuity, a variable annuity or a combination fixed and variable annuity. If a combination is elected, the Payee must specify what part of the Settlement Proceeds is to be applied to the fixed and variable Annuity Options. If the Payee selects a fixed annuity, the Settlement Proceeds are allocated to the Allianz Life's General Account. If the Payee selects a variable annuity, the Settlement Proceeds are allocated to the Variable Options according to the Payee's selection.

We will apply the Settlement Proceeds to the applicable annuity rate based upon the Annuity Option the Payee selected. We may offer more favorable rates than those guaranteed here at the time the first Annuity Payment is calculated. Annuity Payments will depend on the Age and, where permitted, sex of the Annuitant. The Annuitant is the person on whose life Annuity Payments in Options 1 through 5 depend. The Income Date is the date income payments are to begin.

FIXED ANNUITY: The Payee may elect to have the Settlement Proceeds applied to provide a fixed annuity. The dollar amount of each fixed Annuity Payment is guaranteed to be at least equal to:

o The Settlement Proceeds, divided first by $1000; multiplied by
o The appropriate Annuity Payment amount for each $1000 of value for the Annuity Option selected.

 We base the guaranteed rates, as set forth in the tables at the end of the Policy, on an interest rate of 2 1/2% per year and the 1983(a) Individual Annuity Mortality Table with mortality improvement projected 30 years using Mortality Projection Scale G.

VARIABLE ANNUITY: The Payee may elect to have the Settlement Proceeds applied to provide a variable annuity. Variable Annuity Payments reflect the investment performance of the Variable Account in accordance with the allocation of the Settlement Proceeds to the Variable Options during the Annuity Period. Variable Annuity Payments are not guaranteed as to dollar amount.

On the Income Date, Annuity Units will be purchased as follows:

The first Annuity Payment is equal to:

o  The Settlement Proceeds, divided first by $1000;  multiplied by
o The appropriate Annuity Payment amount for each $1000 of value for the Annuity Option selected as set forth in the table below.

In each Variable Option, the number of Annuity Units is equal to:

o The amount of the initial Annuity Payment determined for each Variable Option; divided by o The Annuity Unit value on the Income Date.

Thereafter, the number of Annuity Units in each Variable Option remains unchanged unless the Payee elects to transfer between the Variable Options. All calculations will appropriately reflect the Annuity Payment frequency selected.

On each subsequent Annuity Payment date, the total Annuity Payment is the sum of the Annuity Payments for each Variable Option. The Annuity Payment in each Variable Option is equal to the number of Annuity Units in the Variable Option, multiplied by the Annuity Unit value for that Variable Option.

On each subsequent Valuation Date, we calculate the value of an Annuity Unit in the following way:

First: The net investment factor is determined as described under "Variable Account - net investment factor" above.

Second: The value of an Annuity Unit for a Valuation Period is equal to:

a. The value of the Annuity Unit for the immediately preceding Valuation Period; multiplied by

b. The net investment factor for the current Valuation Period; divided by

c. The assumed net investment factor for the Valuation Period.

The assumed net investment factor is equal to one plus the Assumed Investment Return. The Assumed Investment Return determines the basis for the purchase of an Annuity, adjusted to reflect the particular payment frequency. We show the Assumed Investment Return on the Schedule Page. However, we may agree with the Payee to use a different value.

ANNUITY OPTIONS: The settlement options provide Annuity Payments under one of the Annuity Options described below. We may make available other annuity options and other frequencies.

OPTION 1 - LIFE ANNUITY. We will make monthly Annuity Payments during the life of the Annuitant, stopping with the last Annuity Payment due prior to the Annuitant's death.

OPTION 2 - LIFE ANNUITY WITH MONTHLY PAYMENTS OVER 5, 10, 15 OR 20 YEARS GUARANTEED. We will make monthly Annuity Payments during the life of the Annuitant. We guarantee that if, at the Annuitant's death, there have been less than 60, 120, 180 or 240 monthly Annuity Payments made as selected, we will continue to pay monthly Annuity Payments for the remainder of the guaranteed period.

OPTION 3 - JOINT AND LAST SURVIVOR ANNUITY. We will make monthly Annuity Payments during the joint lifetime of the Annuitant and the Joint Annuitant. Upon the death of the Annuitant, if the Joint Annuitant is then living, we will continue to pay Annuity Payments during the remaining lifetime of the Joint Annuitant at a level of 100%, 75% or 50% of the previous level, as selected. Monthly Annuity Payments stop with the final Annuity Payment due prior to the last survivor's death.

OPTION 4 - JOINT AND LAST SURVIVOR ANNUITY WITH MONTHLY PAYMENTS OVER 5, 10, 15, OR 20 YEARS GUARANTEED. We will make monthly Annuity Payments during the joint lifetime of the Annuitant and the Joint Annuitant. We will continue to pay monthly Annuity Payments during the remaining lifetime of the Joint Annuitant at 100% of the previous level. We guarantee that if at the last death of the Annuitant and the Joint Annuitant, there have been less than 60, 120, 180, or 240 monthly Annuity Payments made as selected, we will continue to pay monthly Annuity Payments for the remainder of the guaranteed period.

OPTION 5 - REFUND LIFE ANNUITY. We will make monthly Annuity Payments during the lifetime of the Annuitant stopping with the last Annuity Payment due prior to the Annuitant's death. At the Annuitant's death, the Payee may receive a refund. For a fixed Annuity Option, the amount of the refund will be any excess of the Settlement Proceeds applied under this Option over the sum of all Annuity Payments made under this Option.

For a variable Annuity Option, the amount of the refund will be the then dollar value of the number of Annuity Units equal to: (1) The Settlement Proceeds applied to this Option divided by the Annuity Unit value used to determine the first Annuity
     Payment, minus
(2) The product of the number of the Annuity Units represented by each monthly Annuity Payment and the number of payments made.

We base this calculation on the assumption that the allocation of Annuity Units actually in-force at the time of the Annuitant's death had been the allocation of Annuity Units at issue and at all times thereafter. If the refund calculated above is not greater than zero, there will be no refund paid.

OPTION 6 - SPECIFIED PERIOD CERTAIN ANNUITY. Monthly Annuity Payments are paid for a specified period of time. The Payee selects the Specified Period Certain. The Payee must select a whole number of years from 5 to 30. If, at the time of the last death of the Annuitant and any Joint Annuitant, the Annuity Payments actually made have been for less than the Specified Period Certain, we will continue to pay the monthly Annuity Payments for the remainder of the Specified Period Certain.

If a variable Specified Period Certain option is selected, the Payee may make a liquidation at least once per Policy Year. The Payee can make a liquidation up to an amount equal to the present value of the remaining Annuity Payments based on its current value, to the end of the Specified Period Certain, discounted at the Assumed Investment Return. We process the liquidation on the next Annuity Payment Date following the written request.

OPTION 7- FIXED INTEREST OPTIONS. Proceeds held under the Fixed Interest Options will earn interest from the effective date of the payment contract. We declare the interest rate each year. We guarantee the interest rate will not be less than a 2 1/2%% effective annual rate.

When the option is selected, we will agree with the Payee on any right to withdraw money under the Interest Options.

(A). INTEREST ACCUMULATION. The proceeds will earn interest for a period of not more than 30 years.

(B). INTEREST INCOME. The proceeds will earn interest for a period of not more than 30 years. We will pay interest at the end of each month. The Payee may select quarterly, semi-annual or annual interest payments instead with our approval.


L40390
TABLE OF ANNUITY PAYMENT AMOUNTS: Table A below shows the guaranteed amount of the Annuity Payment for each $1,000 of proceeds applied under a fixed Annuity Option. Table A is based on an interest rate of 2 1/2% per year and the 1983(a) Individual Mortality Table with mortality improvement projected 30 years using Mortality Projection Scale G.

Table B below shows the amount of the first monthly variable Annuity Payment, based on an Assumed Investment Return of 5%, for each $1,000 of proceeds applied under a variable Annuity Option.

The amount of such Annuity Payments under Annuity Options 1, 2 and 5 will depend on the sex and Age of the Annuitant on the Income Date. The amount of such Annuity Payments under Option 3 and 4 will depend on the Age and sex of the Annuitant and Joint Annuitant on the Income Date. We will provide any amounts not shown for Ages, guaranteed periods or other Annuity Options upon request.

-----------------------------------------------------------------------------------------------------------------------------
                            TABLE A - GUARANTEED MONTHLY ANNUITY PAYMENTS PER $1,000 OF PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
FIXED ANNUITY OPTIONS
-----------------------------------------------------------------------------------------------------------------------------
 AGE OF ANNUITANT      OPTION 1                   OPTION 2                  OPTION 3          OPTION 4         OPTION 5
 NEAREST BIRTHDAY
    WHEN FIRST
 PAYMENT IS MADE
-----------------------------------------------------------------------------------------------------------------------------
                                        GUARANTEED        GUARANTEED    100% JOINT AND       GUARANTEED
                                         PERIOD OF        PERIOD OF     LAST SURVIVOR        PERIOD OF
                                         10 YEARS          20 YEARS                           10 YEARS
                   ----------------------------------------------------------------------------------------------------------
                    MALE    FEMALE    MALE    FEMALE   MALE    FEMALE    MALE & FEMALE    MALE & FEMALE     MALE    FEMALE
                                                                            SAME AGE          SAME AGE
-----------------------------------------------------------------------------------------------------------------------------
        30           2.85     2.72     2.84     2.72    2.84     2.71         2.61              2.61         2.81     2.70
-----------------------------------------------------------------------------------------------------------------------------
        40           3.17     2.97     3.16     2.97    3.14     2.96         2.82              2.82         3.10     2.94
-----------------------------------------------------------------------------------------------------------------------------
        50           3.67     3.38     3.65     3.37    3.58     3.34         3.14              3.14         3.51     3.29
-----------------------------------------------------------------------------------------------------------------------------
        60           4.50     4.03     4.43     4.01    4.18     3.90         3.67              3.67         4.13     3.84
-----------------------------------------------------------------------------------------------------------------------------
        70           6.03     5.23     5.70     5.10    4.83     4.62         4.59              4.58         5.11     4.72
-----------------------------------------------------------------------------------------------------------------------------
        80           8.92     7.68     7.43     6.88    5.21     5.16         6.40              6.21         6.66     6.18
-----------------------------------------------------------------------------------------------------------------------------
        90          14.75    13.12     8.94     8.74    5.27     5.27         10.23             8.42         9.39     8.81
-----------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------
                        TABLE B - GUARANTEED INITIAL MONTHLY ANNUITY PAYMENT PER $1,000 OF PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                               VARIABLE ANNUITY OPTION BASED ON 5% ASSUMED INVESTMENT RETURN
-----------------------------------------------------------------------------------------------------------------------------
 AGE OF ANNUITANT      OPTION 1                   OPTION 2                  OPTION 3          OPTION 4         OPTION 5
 NEAREST BIRTHDAY
    WHEN FIRST
 PAYMENT IS MADE
-----------------------------------------------------------------------------------------------------------------------------
                                        GUARANTEED        GUARANTEED    100% JOINT AND       GUARANTEED
                                         PERIOD OF        PERIOD OF     LAST SURVIVOR        PERIOD OF
                                         10 YEARS          20 YEARS                           10 YEARS
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                     MALE    FEMALE    MALE    FEMALE   MALE    FEMALE    MALE & FEMALE    MALE & FEMALE     MALE    FEMALE
                                                                            SAME AGE          SAME AGE
-----------------------------------------------------------------------------------------------------------------------------
        30           4.46     4.36     4.46     4.35    4.45     4.35         4.27              4.27         4.44     4.35
-----------------------------------------------------------------------------------------------------------------------------
        40           4.72     4.55     4.71     4.55    4.68     4.53         4.41              4.41         4.68     4.53
-----------------------------------------------------------------------------------------------------------------------------
        50           5.18     4.89     5.14     4.87    5.04     4.83         4.65              4.65         5.06     4.83
-----------------------------------------------------------------------------------------------------------------------------
        60           5.96     5.49     5.86     5.45    5.56     5.31         5.10              5.10         5.70     5.36
-----------------------------------------------------------------------------------------------------------------------------
        70           7.49     6.65     7.07     6.47    6.13     5.94         5.96              5.94         6.77     6.27
-----------------------------------------------------------------------------------------------------------------------------
        80          10.42     9.12     8.68     8.16    6.46     6.41         7.72              7.50         8.54     7.94
-----------------------------------------------------------------------------------------------------------------------------
        90          16.30    14.63    10.08     9.89    6.51     6.51         11.54             9.58        11.63    10.92
-----------------------------------------------------------------------------------------------------------------------------



MORE INFORMATION ABOUT OUR SETTLEMENT OPTIONS

AMOUNTS TOO SMALL. If income payments would be less than $20, we may change the frequency of payments. We will not allow amounts less than $5,000 to be applied under any payment option.

AUTOMATIC CANCELLATION. We will cancel a previous election of a settlement option for Death Benefits if:
o ownership of this Policy is transferred; or
o the Beneficiary is changed



                         TABLE OF DEATH BENEFIT FACTORS

             This table is based on the Insured's age last birthday at the beginning of the Policy Year (attained age).


------------ ------------ ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Attained     Male         Male        Female      Female      Attained    Male        Male        Female      Female
Age          NonSmoker    Smoker      Nonsmoker   Smoker      Age         Nonsmoker   Smoker      Nonsmoker   Smoker
------------ ------------ ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
          0        12.34       10.40       14.39       12.92          50        2.58        2.20        2.91        2.64
          1        12.22       10.25       14.19       12.70          51        2.50        2.14        2.82        2.57
          2        11.89        9.95       13.79       12.33          52        2.43        2.08        2.74        2.50
          3        11.55        9.65       13.40       11.97          53        2.35        2.03        2.66        2.43
          4        11.22        9.35       13.01       11.60          54        2.28        1.97        2.58        2.36
          5        10.89        9.06       12.62       11.25          55        2.22        1.92        2.50        2.30
          6        10.56        8.78       12.24       10.90          56        2.15        1.88        2.43        2.24
          7        10.23        8.49       11.86       10.55          57        2.09        1.83        2.35        2.18
          8         9.91        8.21       11.50       10.21          58        2.03        1.79        2.29        2.12
          9         9.59        7.94       11.13        9.88          59        1.98        1.75        2.22        2.07
         10         9.28        7.67       10.78        9.56          60        1.92        1.71        2.16        2.01
         11         8.98        7.41       10.43        9.25          61        1.87        1.67        2.09        1.96
         12         8.69        7.16       10.10        8.94          62        1.82        1.63        2.03        1.91
         13         8.41        6.93        9.77        8.65          63        1.77        1.60        1.98        1.86
         14         8.15        6.70        9.46        8.36          64        1.73        1.57        1.92        1.82
         15         7.91        6.49        9.16        8.09          65        1.69        1.54        1.87        1.77
         16         7.68        6.29        8.87        7.83          66        1.65        1.51        1.82        1.73
         17         7.46        6.10        8.59        7.57          67        1.61        1.48        1.77        1.69
         18         7.25        5.91        8.32        7.32          68        1.57        1.45        1.73        1.65
         19         7.05        5.74        8.05        7.09          69        1.54        1.43        1.68        1.61
         20         6.86        5.56        7.80        6.86          70        1.50        1.40        1.64        1.57
         21         6.66        5.41        7.55        6.64          71        1.47        1.38        1.60        1.54
         22         6.46        5.25        7.31        6.42          72        1.44        1.36        1.56        1.51
         23         6.27        5.10        7.07        6.22          73        1.41        1.34        1.52        1.47
         24         6.08        4.95        6.84        6.02          74        1.39        1.32        1.49        1.44
         25         5.89        4.80        6.62        5.82          75        1.36        1.30        1.45        1.41
         26         5.70        4.65        6.41        5.63          76        1.34        1.28        1.42        1.39
         27         5.52        4.50        6.20        5.45          77        1.32        1.27        1.39        1.36
         28         5.34        4.36        5.99        5.27          78        1.30        1.25        1.36        1.34
         29         5.17        4.22        5.80        5.10          79        1.28        1.24        1.34        1.31
         30         5.00        4.09        5.61        4.94          80        1.26        1.23        1.31        1.29
         31         4.83        3.95        5.42        4.77          81        1.24        1.21        1.29        1.27
         32         4.67        3.83        5.24        4.62          82        1.23        1.20        1.27        1.25
         33         4.52        3.70        5.07        4.47          83        1.21        1.19        1.25        1.23
         34         4.37        3.58        4.90        4.32          84        1.20        1.18        1.23        1.22
         35         4.22        3.47        4.74        4.18          85        1.18        1.17        1.21        1.20
         36         4.08        3.36        4.58        4.05          86        1.17        1.16        1.19        1.19
         37         3.95        3.25        4.43        3.92          87        1.16        1.15        1.18        1.17
         38         3.82        3.15        4.28        3.79          88        1.15        1.14        1.17        1.16
         39         3.69        3.05        4.14        3.67          89        1.14        1.13        1.15        1.15
         40         3.57        2.95        4.01        3.56          90        1.13        1.13        1.14        1.14
         41         3.45        2.86        3.88        3.45          91        1.12        1.12        1.13        1.13
         42         3.34        2.77        3.76        3.34          92        1.11        1.11        1.11        1.11
         43         3.23        2.69        3.64        3.24          93        1.10        1.10        1.10        1.10
         44         3.13        2.61        3.52        3.15          94        1.09        1.09        1.09        1.09
         45         3.03        2.53        3.41        3.05          95        1.07        1.07        1.08        1.08
         46         2.93        2.46        3.30        2.97          96        1.06        1.06        1.06        1.06
         47         2.84        2.39        3.20        2.88          97        1.05        1.05        1.05        1.05
         48         2.75        2.32        3.10        2.80          98        1.03        1.03        1.03        1.03
         49         2.67        2.26        3.00        2.72          99        1.02        1.02        1.02        1.02
                                                              100 and  over     1.00        1.00        1.00        1.00


THE COST OF INSURANCE RATES FOR EACH POLICY MONTH FOR A STANDARD RISK CLASSIFICATION WILL NOT BE MORE THAN THE AMOUNT SHOWN IN THE TABLE BELOW. THE TABLE IS BASED ON THE INSURED'S AGE LAST BIRTHDAY AT THE BEGINNING OF EACH YEAR (ATTAINED AGE), THE INSURED'S SEX AND WHETHER OR NOT THE INSURED HAS QUALIFIED FOR THE NON-SMOKER CLASSIFICATION. FOR THE INITIAL SPECIFIED AMOUNT, THE INSURED'S ATTAINED AGE IS DETERMINED AT THE BEGINNING OF EACH POLICY YEAR. FOR EACH SPECIFIED AMOUNT INCREASE, ATTAINED AGE IS DETERMINED AT THE BEGINNING OF EACH YEAR MEASURED FROM THE DATE THE INCREASE TOOK EFFECT.

                  TABLE OF GUARANTEED MAXIMUM STANDARD MONTHLY
             COST OF INSURANCE RATES PER 1,000 INSURANCE RISK AMOUNT
             MALE               FEMALE                   MALE              FEMALE                    MALE              FEMALE

 Att.                                        Att. Standard  Standard  Standard Standard  Att. Standard  Standard  Standard Standard
 Age       Standard*          Standard*      Age  Non-SmokerSmoker*   Non-Smoker Smoker*  Age  Non-SmokerSmoker*  Non-Smoker Smoker*
 ---       ---------          ---------      ---  -----------------  ---------- -------  ---  -----------------  ---------- -------


  0          0.22                0.16         30    0.12      0.18      0.10     .013     65    1.88      3.22      1.20     1.68
  1          0.09                0.07         31    0.12      0.18      0.11     0.14     66    2.08      3.51      1.32     1.83
  2          0.08                0.07         32    0.13      0.19      0.11     0.14     67    2.29      3.82      1.44     1.97
  3          0.08                0.06         33    0.13      0.20      0.12     0.15     68    2.53      4.14      1.57     2.12
  4          0.08                0.06         34    0.14      0.21      0.12     0.13     69    2.80      4.49      1.71     2.28

  5          0.07                0.06         35    0.14      0.23      0.13     0.17     70    3.10      4.88      1.88     2.47
  6          0.07                0.06         36    0.15      0.24      0.13     0.18     71    3.44      5.31      2.08     2.71
  7          0.06                0.06         37    0.16      0.26      0.14     0.20     72    3.84      5.81      2.33     3.01
  8          0.06                0.06         38    0.17      0.29      0.16     0.22     73    4.29      6.37      2.64     3.36
  9          0.06                0.06         39    0.18      0.31      0.17     0.24     74    4.79      6.98      2.98     3.77

  10         0.06                0.06         40    0.20      0.35      0.18     0.26     75    5.33      7.64      3.38     4.21
  11         0.07                0.06         41    0.21      0.38      0.20     0.29     76    5.91      8.32      3.80     4.69
  12         0.08                0.06         42    0.23      0.42      0.21     0.32     77    6.51      9.01      4.26     5.19
  13         0.09                0.06         43    0.25      0.45      0.23     0.34     78    7.15      9.71      4.76     5.73
  14         0.10                0.07         44    0.27      0.50      0.24     0.37     79    7.85     10.45      5.32     6.31

  15         0.12                0.07         45    0.29      0.55      0.26     0.40     80    8.62     11.26      5.96     6.97
  16         0.13                0.08         46    0.31      0.60      0.28     0.43     81    9.50     12.15      6.70     7.73
  17         0.14                0.08         47    0.34      0.64      0.29     0.46     82    10.50    13.16      7.56     8.60
  18         0.15                0.08         48    0.36      0.71      0.31     0.49     83    11.63    14.26      8.55     9.61
  19         0.16                0.09         49    0.39      0.77      0.34     0.53     84    12.86    15.43      9.65     10.73

                                              50    0.43      0.84      0.36     0.57     85    14.18    16.62     10.86     11.93
             MALE               FEMALE        51    0.47      0.92      0.39     0.61     86    15.57    17.80     12.17     13.21
             ----               ------
                                              52    0.51      1.00      0.42     0.65     87    17.00    19.04     13.59     14.57
 Att. Standard  Standard  Standard Standard   53    0.57      1.11      0.46     0.71     88    18.49    20.35     15.13     16.01
 Age  Non-Smoker Smoker  Non-Smoker Smoker    54    0.62      1.22      0.49     0.76     89    20.04    21.01     16.79     17.53
 ---  ---------- ------  ---------- ------

  20    0.14      0.19      0.08     0.10     55    0.69      1.33      0.53     0.81     90    21.69    23.03     18.61     19.26
  21    0.14      0.19      0.09     0.10     56    0.76      1.46      0.57     0.87     91    23.49    24.47     20.64     21.16
  22    0.14      0.19      0.09     0.10     57    0.83      1.59      0.61     0.92     92    35.50    26.17     22.97     23.32
  23    0.13      0.19      0.09     0.10     58    0.92      1.73      0.65     0.97     93    27.96    28.41     25.80     25.94
  24    0.13      0.18      0.09     0.11     59    1.01      1.87      0.69     1.02     94    31.38    31.56     29.59     29.59

  25    0.13      0.18      0.09     0.11     60    1.12      2.04      0.74     1.09     95    36.80    36.80     35.37     35.37
  26    0.12      0.17      0.09     0.11     61    1.23      2.23      0.80     1.16     96    46.59    46.59     45.53     45.53
  27    0.12      0.17      0.10     0.12     62    1.37      2.45      0.88     1.27     97    67.04    67.04     66.32     66.32
  28    0.12      0.17      0.10     0.12     63    1.52      2.68      0.97     1.39     98   120.67    120.67    120.23   120.23
  29    0.12      0.17      0.10     0.13     64    1.69      2.95      1.08     1.53     99   120.67    120.67    120.23   120.23



*RECLASSIFICATION. At least 30 days before the Insured attains Age 20, we will notify the Owner that the Insured will be reclassified at a smoker or non-smoker status. We will include any forms we need to process the reclassification. For the Insured to be classified as a non-smoker, we will require satisfactory evidence that the Insured meets our requirements for the non-smoker classification. If the Insured qualifies for the non-smoker classification, non-smoker cost of insurance rates will apply for Policy Years beginning on and after the date of approval. If the Insured does not qualify for the non-smoker classification or we do not receive the completed reclassification forms; smoker cost of insurance rates will apply for Policy Years beginning at Age 20.

IF THE RISK CLASSIFICATION IS NOT STANDARD OR BETTER, THE GUARANTEED RATES FOR THE POLICY ARE ANY SPECIFIED FLAT EXTRAS SHOWN ON THE POLICY SCHEDULE PLUS THE ABOVE RATES MULTIPLIED BY THE TABLE MULTIPLIER SHOWN ON THE SCHEDULE PAGE


WHERE TO FIND IT                                           PAGE

Additional Surrender Charges.............................ii, iii
Amendment................................................15
Anniversaries............................................3, i
Annual Report............................................15
Basis of Calculations....................................14
Beneficiaries............................................5
Cash Value...............................................12
Charges for Specified Amount Increases...................ii
Contesting the Policy....................................14
Death Benefit Options....................................6
Decrease in Specified Amount.............................7
Grace Period.............................................8
Guaranteed Monthly Cost of Insurance Rates...............22
Increase in Specified Amount.............................6
Interest Rates...........................................i
Loans....................................................13
Maturity Benefit.........................................7
Maturity Date............................................3, i
Misstatement of Age or Sex...............................14
Misstatement of Smoking..................................14
Monthly Deductions.......................................9
Monthly Expense Charges..................................ii
Net Cash Value...........................................12
Ownership................................................3
Partial Surrenders.......................................12
Policy Dates.............................................i
Policy Loan..............................................13
Premium Payments.........................................7
Reinstating the Policy...................................8
Schedule Page............................................i
Suicide..................................................14
Table of Death Benefit Factors...........................21
Table of Guaranteed Standard Maximum Cost of Insurance...22
Termination of Coverage..................................8
Transferring the Policy..................................5
Use of Policy as Collateral Security.....................5

24
L40390


[ALLIANZ LOGO]

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

Home Office: Minneapolis, Minnesota
Service Center: [PO Box 3031, Berwyn Park PA  19312
Toll Free # 800-792-7198]
A Stock Company



A FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY WITH ADJUSTABLE DEATH BENEFIT. Insurance is payable at the Insured's death prior to the Maturity Date and prior to termination of coverage. Values provided by this Policy are based on declared interest rates in the Fixed Account, and on the investment experience of the Variable Account. Value in the Variable Account is not guaranteed as to dollar amount. The minimum Death Benefit will be at least equal to the Initial Specified Amount unless you make a policy change; make a Partial Surrender or Policy Loan; or make a claim reducing the Death Benefit. The Net Cash Value is payable on the Maturity Date if the Insured is living.

This is a non-participating Policy.